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                             DAVIS, GRAHAM & STUBBS LLP
                          A Limited Liability Partnership
                                  Attorneys at Law

                                  370 17th Street
                                     Suite 4700
                                  Denver, CO 80202
                              303-892-9400 (telephone)
                              303-893-1379 (facsimile)


                                     July 2, 1999


Berger Information Technology Fund
210 University Boulevard, Suite 900
Denver, CO 80206

InformationTech 100 Fund
160 Sansome Street
San Francisco, CA  94104


Ladies and Gentlemen:

     You have requested our opinion concerning the federal income tax consequences of the transactions contemplated in the Agreement and Plan of Reorganization dated as of April 16, 1999 ("Reorganization Agreement") by and between Advisors Series Trust ("AST"), a Delaware business trust, with respect to its series InformationTech 100 Fund ("Acquired Fund") and Berger Investment Portfolio Trust ("Trust"), a Delaware business trust, with respect to its series Berger Information Technology Fund ("Acquiring Fund"). Pursuant to the Reorganization Agreement, Acquired Fund will transfer all of its assets to Acquiring Fund solely in exchange for (i) the assumption of Acquired Fund=s liabilities, and (ii) the issuance by Acquiring Fund to Acquired Fund of shares of beneficial interest of Acquiring Fund ("Acquiring Fund Shares"). Thereafter, Acquired Fund will distribute such Acquiring Fund Shares to the holders of shares of beneficial interest of Acquired Fund ("Acquired Fund Shares") in complete liquidation of Acquired Fund. The foregoing steps shall be referred to collectively as the "Reorganization." Unless otherwise indicated, capitalized terms shall have the meanings given them in the Reorganization Agreement.

     The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended ("IRC"), applicable Treasury Regulations, current positions of the Internal Revenue Service, and existing judicial decisions.

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Berger Information Technology Fund
InformationTech 100 Fund
July 2, 1999
Page 2

     In rendering this opinion, we have reviewed the Reorganization Agreement, the Registration Statement on Form N-14 filed by the Trust on behalf of Acquired Fund and Acquiring Fund with the Securities and Exchange Commission on April 16, 1999, in connection with the Reorganization (the "Registration Statement"), and such other materials as we have deemed relevant. In addition, with your consent we have relied upon representations provided to us by Acquired Fund and Acquiring Fund in connection with our preparation of this opinion. Based upon and subject to our review of such materials and in reliance upon such representations, it is our opinion that:

     (1) Acquiring Fund and Acquired Fund should be treated as corporations separate from the other series of the Trust and AST, respectively.

     (2) The transfer by Acquired Fund of all or substantially all of its assets in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all of Acquired Fund's liabilities and the subsequent liquidation of Acquired Fund pursuant to the Reorganization should constitute a reorganization within the meaning of IRC Section 368(a)(1)(D), and Acquiring Fund and Acquired Fund will each be a "party to the reorganization" within the meaning of IRC Section 368(b).

     (3) Acquired Fund should not recognize any gain or loss as a result of the Reorganization.

     (4) Acquiring Fund should not recognize any gain or loss on the receipt of the assets of Acquired Fund in exchange for Acquiring Fund Shares in the Reorganization.

     (5) Acquiring Fund's adjusted tax basis and holding period in the assets received from Acquired Fund in the Reorganization should be the same as the adjusted tax basis and should include the holding period, respectively, of such assets in the hands of Acquired Fund immediately prior to the Reorganization.

     (6) The Shareholders of Acquired Fund who exchange Acquired Fund Shares solely for Acquiring Fund Shares in the Reorganization should not recognize any gain or loss upon such exchange.

     (7) The aggregate tax basis of Acquiring Fund's shares received by each shareholder of Acquired Fund in the Reorganization should be the same as the aggregate tax basis of Acquired Fund Shares exchanged therefor.

     (8) Each former Acquired Fund shareholder's holding period of Acquiring Fund Shares received in the Reorganization should include the shareholder's holding period of the Acquired Fund Shares exchanged for the Acquiring Fund Shares, provided that such shareholder held such Acquired Fund Shares as a capital asset.

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Berger Information Technology Fund
InformationTech 100 Fund
July 2, 1999
Page 3

     (9) Acquiring Fund should succeed to and take into account the tax attributes of Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations contained therein.

     We express no opinion concerning any matter other than those matters specifically addressed herein, or as to any transaction except those consummated in accordance with the Reorganization Agreement. We express no opinion concerning whether the Reorganization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. Our opinion is based upon applicable law and administrative and judicial interpretations thereof in effect as of the date of hereof, all of which are subject to change, possibly with retroactive effect. We undertake no obligation to update or supplement this opinion to reflect any events or circumstances which may hereafter come to our attention, or to address any changes in applicable law or administrative or judicial interpretations thereof. This opinion may not be relied upon by any persons other than the Trust, Acquiring Fund, Acquired Fund and shareholders of Acquired Fund without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 referenced above and to the reference to the name "Davis, Graham & Stubbs LLP" in the section of the Proxy
Statement/Prospectus included in the Registration Statement captioned "What are the Expected Federal Income Tax Consequences of the Reorganization?".

                              Very truly yours,



                              DAVIS, GRAHAM & STUBBS LLP